Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of AngloGold Ashanti Limited (the “Company”) and AngloGold Ashanti Holdings plc for the registration by the Company of ordinary shares, debt securities, and warrants and rights to purchase its ordinary shares, and by AngloGold Ashanti Holdings plc for the registration of guaranteed debt securities.

We also consent to the incorporation by reference therein of our reports dated March 31, 2016 with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Incorporated

Ernst & Young Incorporated
Registered Auditor

Johannesburg, Republic of South Africa
April 1, 2016